Exhibit 99.1

News Release
General Inquiries: (877) 847-0008 www.constellationenergypartners.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Constellation Energy Partners

Reports Second Quarter 2013 Results

•	CEP reports year-to-date oil production of 500 barrels per day, a 54% improvement over the same period of 2012

•	CEP drilling efforts continue to target oil potential in the company’s Mid-Continent asset base

•	CEP’s acquisition of Texas and Louisiana assets expected to contribute to financial results beginning in the third quarter of 2013

HOUSTON—(BUSINESS WIRE)—Aug. 14, 2013—Constellation Energy Partners LLC (NYSE MKT: CEP) today reported second quarter 2013 results from continuing operations, which exclude results for the Robinson’s Bend Field assets divested by the company in a transaction that closed in Feb. 2013.

The company produced 308 MBOE during the second quarter for average net production of 3,386 BOE per day for the quarter. Net oil production for the second quarter, which accounted for approximately 14% of the company’s total production during the quarter, was 469 barrels per day. For the year-to-date ending June 30, 2013, the company produced 643 MBOE for average net production of 3,553 BOE per day. Net oil production for the year-to-date was 500 barrels per day, which is an increase of approximately 54% versus the same six month period of 2012.

Revenue of $15.4 million for the second quarter 2013 includes revenue from sales of $9.3 million, of which approximately 43% was from oil sales and 57% was from natural gas sales. The balance of the company’s second quarter 2013 revenue came from hedge settlements ($3.1 million), services provided to third parties ($0.7 million), and gains on mark-to-market activities ($2.3 million), which is a non-cash item. For the year-to-date, revenue from sales and hedge settlements totaled $25.8 million, which is approximately 3% lower than the same six month period of 2012.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items and an employee severance charge of approximately $0.2 million, averaged $25.50 per BOE for the second quarter 2013. Including the employee severance charge, operating costs were $26.15 per BOE. For the year-to-date, operating costs excluding the employee severance charge averaged $24.71 per BOE, which is a decline of approximately 2% versus operating costs for the same six month period of 2012.

Adjusted EBITDA for the second quarter 2013, excluding the employee severance charge, was $4.9 million. Including the employee severance charge, Adjusted EBITDA was $4.7 million. For the year-to-date, Adjusted EBITDA including the employee severance charge was $10.0 million as compared to $10.1 million for the same six month period of 2012.

On a GAAP basis, the company recorded net income of $1.1 million for the second quarter 2013 and a net loss of $12.2 million for the year-to-date.

During the second quarter the company completed 22 net wells and recompletions using $4.0 million in cash flow from operations. Drilling activities in 2013 continue to focus on oil potential in the company’s existing asset base as well as capital efficient recompletions. For the year-to-date, the company has completed 39 net wells and recompletions with capital spending of $6.4 million. The company finished the second quarter 2013 with five net wells and recompletions in progress.

“Our operating results for the first six months of the year are in-line with our forecast,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Our focus on Mid-Continent oil opportunities continues to show progress as we look to accelerate the deployment of budgeted capital the remainder of this year.”

Reserve-Based Credit Facility

The company completed the second quarter 2013 with $34.0 million in debt outstanding under its reserve-based credit facility, leaving the company with $21.0 million in borrowing capacity under the facility. The company had $9.5 million in cash and cash equivalents as of June 30, 2013.

After the acquisition of producing assets in Texas and Louisiana from Sanchez Energy Partners I, LP (“SEP I”) in a transaction that closed on Aug. 9, 2013, the company has $50.7 million in debt outstanding under its reserve-based credit facility, which leaves the company with $4.3 million in borrowing capacity under the facility. Immediately after the transaction closing, the company had $5.8 million in cash and cash equivalents.

Financial Outlook for 2013

The company also announced that it has revised its financial outlook for 2013 to take into account the addition of the Texas and Louisiana assets acquired from SEP I.

The company continues to forecast capital spending of between $19.0 million and $21.0 million in 2013. Of this amount, $21.0 million is maintenance capital.

Net production is now forecast to range between 1,400 MBOE and 1,567 MBOE for 2013, with operating costs forecast to range between $32.5 million and 35.3 million for the year.

Commenting on the company’s financial outlook, Brunner noted: “We’ve undertaken considerable effort to transform the company in 2013 through the sale of our Robinson’s Bend Field assets, refinancing of our reserve-based credit facility, and the transaction announced last week which gives us a new business development relationship with the Sanchez companies. We expect these initiatives will show positive results in the second half of this year and create value for our unit holders for many years to come.”

Hedging Update

In July 2013, CEP executed additional hedges that cover approximately 69 MBbl of its oil production in 2013 and 2014.

For the remainder of 2013, the company has hedged approximately 3.4 Bcfe of its natural gas production at an effective NYMEX fixed price of $6.17 per Mcfe with Mid-Continent basis hedges on 2.5 Bcfe of this amount at an average differential of $0.39 per Mcfe. The company also has hedges in place on approximately 91 MBbl of its oil production at a fixed price of $97.88 per barrel.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Thursday, Aug. 15, 2013 to discuss second quarter 2013 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CDT). The international phone number is (773) 799-3268. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 416-8278 or (203) 369-0726 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its second quarter 2013 Form 10-Q on or about August 14, 2013.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and unrealized (gain) loss on derivatives/hedge ineffectiveness.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
Net Production in MBOE and MMcfe:
Total production (MBOE)	308		339		643		692
Average daily production (BOE/day)	3,386		3,720		3,553		3,800
Total production (MMcfe)	1,849		2,033		3,859		4,155
Average daily production (Mcfe/day)	20,315		22,341		21,322		22,830
Average Net Sales Price per BOE and Mcfe:
BOE Net realized price, including hedges	$41.10	(a)	$40.90	(a)	$41.41	(a)	$39.72	(a)
BOE Net realized price, excluding hedges	$31.11	(b)	$19.21	(b)	$29.31	(b)	$20.36	(b)
Mcfe Net realized price, including hedges	$6.85	(a)	$6.81	(a)	$6.90	(a)	$6.61	(a)
Mcfe Net realized price, excluding hedges	$5.18		$3.20	(b)	$4.88		$3.39	(b)
(a) Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.
Net Wells Drilled and Completed	14		16		26		21
Net Recompletions	8		17		13		27
Developmental Dry Holes	—		—		—		—
Net Wells and Net Recompletions in Progress	5		24		5		24
Total Capital Spending ($ in thousands)	$3,966		$4,085		$6,449		$6,807

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Oil and gas sales	$13,042	$14,096	$27,427	$28,108
Gain/(Loss) from mark-to-market activities	2,346	(4,897)	(6,939)	1,705

Total revenues	15,388	9,199	20,488	29,813
Operating expenses:
Lease operating expenses	3,905	4,687	8,141	9,858
Cost of sales	379	251	799	636
Production taxes	622	365	1,109	767
General and administrative	3,737	3,705	8,141	7,541
(Gain)/Loss on sale of assets	(17)	(4)	(23)	—
Depreciation, depletion and amortization	4,767	2,318	9,565	4,705
Asset impairments	—	—	—	107
Accretion expense	123	115	246	229

Total operating expenses	13,516	11,437	27,978	23,843
Other expenses:
Interest (income) expense, net	864	1,437	2,216	3,056
Other (income) expense	(104)	4	(172)	(93)

Total expenses	14,276	12,878	30,022	26,806
Income (loss) from continuing operations	1,112	(3,679)	(9,534)	3,007
Discontinued operations	—	(1,331)	(2,686)	(2,132)

Net income (loss)	$1,112	$(5,010)	$(12,220)	$875

Adjusted EBITDA	$4,711	$5,469	$10,018	$10,064

EPU—Basic	$0.05	($0.21)	($0.51)	$0.04
EPU—Basic Units Outstanding	23,829,650	24,159,301	23,799,631	24,173,012
EPU—Diluted	$0.05	($0.21)	($0.51)	$0.04
EPU—Diluted Units Outstanding	24,205,102	24,159,301	23,799,631	24,232,246

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	June 30,	Dec. 31,
	2013	2012
	($ in thousands)
Current assets	$29,281	$26,848
Current assets from discontinued operations	—	1,886
Oil and natural gas properties, net of accumulated depreciation, depletion and amortization	116,892	120,122
Other assets	12,094	11,793
Long-term assets from discontinued operations	—	67,373

Total assets	$158,267	$228,022

Current liabilities, including short-term debt	$9,783	$59,595
Current liabilities from discontinued operations	—	1,578
Long-term debt	34,000	34,000
Other long-term liabilities	10,014	8,891
Other long-term liabilities from discontinued operations	—	7,692

Total liabilities	53,797	111,756
Common members’ equity	104,470	116,266
Accumulated other comprehensive income	—	—

Total members’ equity	104,470	116,266

Total liabilities and members’ equity	$158,267	$228,022

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$1,112	$(5,010)	$(12,220)	$875
Add:
Interest (income) expense, net	864	1,437	2,216	3,056
Depreciation, depletion and amortization	4,767	2,318	9,565	4,705
Asset impairments	—	—	—	107
Accretion expense	123	115	246	229
(Gain)/Loss on sale of assets	(17)	(4)	(23)	—
Unit-based compensation programs	208	385	609	665
(Gain)/Loss from mark-to-market activities	(2,346)	4,897	6,939	(1,705)
Discontinued operations	—	1,331	2,686	2,132

Adjusted EBITDA (1)	$4,711	$5,469	$10,018	$10,064

	Three Months Ended Mar. 31,
	2013	2012
	($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(13,332)	$5,885
Add:
Interest (income) expense, net	1,352	1,619
Depreciation, depletion and amortization	4,798	2,387
Asset impairments	—	107
Accretion expense	123	114
(Gain)/Loss on sale of assets	(6)	4
Exploration costs	—	—
Unit-based compensation programs	401	280
(Gain)/Loss from mark-to-market activities	9,285	(6,602)
Discontinued operations	2,686	801

Adjusted EBITDA (1)	$5,307	$4,595

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	asset impairments;

•	(gain) loss on sale of assets;

•	accretion expense;

•	exploration costs;

•	(gain) loss from equity investment;

•	unit-based compensation programs;

•	(gain) loss from mark-to-market activities;

•	gains (losses) on discontinued operations;

•	unrealized (gain) loss on derivatives/hedge ineffectiveness; and

•	interest (income) expense, net.